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                                                                EXHIBIT 99



FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321

              TRANS-LUX REPORTS FOURTH QUARTER AND ANNUAL RESULTS
                -- Also Announces Regular Quarterly Dividend --


NORWALK, CT, March 24, 2004 - Trans-Lux Corporation (AMEX:TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the fourth quarter and year ended December 31, 2003. Trans-Lux President and Co-Chief Executive Officer Michael
R.  Mulcahy made the announcement.

Revenues for 2003 totaled $57.6 million, compared with a record $74.9 million in 2002, which included the revenues of the Company's Custom Sports business that was sold in March 2003. Revenues were also adversely affected by the downturn in the financial services market. Net income for 2003 rose to $1.1 million ($0.84 per share, basic and $0.70 per share, diluted) from $428,000 ($0.34 per share, basic and diluted) in 2002. The 2003 net income includes the sale of the Custom Sports business and the sale of vacant land adjacent to the Company's corporate headquarters, and was also positively impacted by the strong performance of its movie theatre business. Cash flow, as defined by EBITDA, continued to be strong at $15.7 million, a slight increase from $15.3 million reported the prior year. Although revenue derived from equipment rentals contracts declined, it is important to note that revenues from both equipment rentals and maintenance contracts continue to constitute more than a third of the Company's total electronic display revenue and represent recurring cash flows for the Company, in addition to that which is generated by the movie theatre business.

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The Company reported fourth quarter revenues of $13.4 million in 2003, down from
$16.7 million the prior year, which again reflects the sale of its Custom Sports business and the downturn in the financial services market. Quarterly net income was $116,000 ($0.10 per share), compared with $137,000 ($0.11 per share) in the fourth quarter of 2002. Cash flow, as defined by EBITDA, dropped for the fourth quarter to $3.4 million from $3.8 million during the same period in 2002.

The Company's Board of Directors today authorized payment of a regular quarterly cash dividend, payable on April 30, 2004, to all stockholders of record as of the close of business April 20, 2004. Holders of Common Stock will receive 3.5 cents per share and holders of Class B Stock will receive 3.15 cents per share.

"We're pleased to report positive financial results in 2003 despite the difficult economic environment and consolidation in the financial services market," Mr. Mulcahy said. "We believe that we are well positioned for the future as a leaner, more efficient organization due to our restructuring effort."

The economic challenges had led Trans-Lux to implement a restructuring plan in 2003 to consolidate its business to help boost financial performance. This effort included the sale of the Custom Sports business and the sale of vacant land adjacent to the corporate headquarters in Connecticut. Trans-Lux consolidated its National Repair Center into the headquarters facility and merged four factories into three during the year. The Company also incurred a severance charge for layoffs in 2003 after a 7% workforce reduction, in addition to the personnel reduction resulting from the sale of the Custom Sports business.

As in 2002, reduced interest rates and foreign currency translations gains on the Australian and Canadian dollars in 2003 improved financial performance and helped offset increases in insurance, medical and pension plan expenses.

The Entertainment/Real Estate division performed strongly in 2003. Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer, noted that gross profits for

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the division were higher than those of the prior year, a notable accomplishment given that 2002 was a record year for box office ticket sales. High grossing films for the fourth quarter included The Lord of the Rings: The Return of the King, Master and Commander: The Far Side of the World, The Matrix Revolutions and Elf. Trans-Lux continues to book films for its own theatres as well as provide booking and consulting services for a few select others.

Adverse economic conditions in the financial services market carried over into 2003, negatively impacting the Indoor division. However, the Company secured several orders in the financial sector during the fourth quarter, including an order for a retail installation at a major bank in the Far East and an order from Amalgamated Bank in New York for both indoor and outdoor LED display systems.

As a result of the Company's focus on the growing transportation market, a new contract was signed for a passenger information display system at a major metropolitan transit authority, featuring the Company's new hi-brite GraphixWallr product line. Additional sales of display applications for business schools, pharmacy waiting rooms and military facilities continued during the fourth quarter.

In the gaming sector, Trans-Lux won an order for the Race Palace, a state-of-the-art off track betting facility in Nassau County, New York, which includes race panels and results boards, as well as a large tricolor electronic ticker display and packaged PromoWallT displays. Other orders for the quarter included DataWall displays for a racetrack in the South.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.

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(continued)

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward- looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, such as the decline in the value of the Australian dollar, terrorist acts and war.


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
                                                 TRANS-LUX CORPORATION

                                                 RESULTS OF OPERATIONS
                                                      (Unaudited)

                                                      THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                         DECEMBER 31                      DECEMBER 31
                                                     -------------------              --------------------
(In thousands, except per share data)                  2003 (1)     2002                2003 (1)      2002
                                                     -------------------              --------------------
Revenues                                               $13,363   $16,727                $57,574    $74,891
                                                       -----------------                ------------------
Net income                                             $   116   $   137                $ 1,054    $   428

Calculation of EBITDA - add:
   Interest expense, net                                   918     1,079                  3,809      4,401
   Provision for income taxes                             (130)      (26)                   846        212
   Depreciation and amortization                         2,450     2,653                  9,983     10,247
                                                       -----------------                ------------------
EBITDA (2)                                             $ 3,354   $ 3,843                $15,692    $15,288

Earnings per share:
   Basic                                               $  0.10   $  0.11                $  0.84    $  0.34
   Diluted (3)                                         $  0.10   $  0.11                $  0.70    $  0.34

Average common shares outstanding:
   Basic                                                 1,261     1,261                  1,261      1,261
   Diluted (3)                                           1,261     1,261                  3,421      1,261

(1) During the first quarter of 2003, the Company sold its Custom Sports business and is therefore posting lower revenues since there were no further sales from Custom Sports after the first quarter of 2003.  During the second quarter of 2003, the Company sold a vacant parcel of land adjacent to its headquarters.

(2) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.
EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.

(3) The three months ended December 31, 2003 and the three and twelve months ended December 31, 2002 diluted earnings per share calculations do not include the assumed conversion of the Company's 7-1/2% convertible subordinated notes, as the effect is antidilutive.

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